Exhibit 99.6

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

Overview of business activities and major business indicators

1.	Overview of business activities

As of the year ended March 31, 2013, the J Trust Group (J Trust Co., Ltd. and its affiliates; hereinafter collectively referred to as “the Group”) is composed of J Trust Co., Ltd. and 19 consolidated subsidiaries. J Trust Co., Ltd. (hereinafter “the Company”) serves as a holding company that makes comprehensive plans for the business strategies of subsidiaries and provides operational support. The Group is engaged in the finance business, real estate business, amusement business, overseas business, and other businesses.

The main businesses the Group is engaged in and the roles of the Company and the consolidated subsidiaries in these businesses are described below.

<Finance business>

1.	Finance business for employers

NIHON HOSHOU Co., Ltd. and CREDIA Co., Ltd. handle commercial bill discounting, unsecured loans, and loans on bills and loans on deeds through real estate-backed loans, securities-backed loans, golf club membership-backed loans, and medical remuneration receivables-backed loans for small and medium-sized enterprises and private business owners.

2.	Finance business for consumers

NIHON HOSHOU Co., Ltd., Saikyo Card Co., Ltd., and CREDIA Co., Ltd. handle unsecured loans and loans on deeds through real estate-backed loans for consumers.

3.	Credit card and credit sales business

KC Card Co., Ltd. is engaged in the fund settlement business through the issuance of credit cards and the loan business for individuals that includes card loans. In addition, NIHON HOSHOU Co., Ltd. and Saikyo Card Co., Ltd. are engaged in the credit sales business through installment sales for consumers.

4.	Credit guarantee business

NIHON HOSHOU Co., Ltd., KC Card Co., Ltd., and CREDIA Co., Ltd. are engaged in the guarantee business for business fund loans to small and medium-sized enterprises and private business owners and consumer loans that are mainly provided by banks, trust banks, and credit unions.

5.	Servicer business

The Company, NIHON HOSHOU Co., Ltd., Partir Servicer Co., Ltd., United Partir, United Partir One, and United Partir K C are engaged in the debt purchasing business, which involves purchasing loan claims from financial institutions, non-banks, and businesses. In addition, Partir Servicer Co., Ltd. is engaged in the collection of debt received by United Partir, United Partir One, and United Partir K C.

<Real estate business>

Keynote Co., Ltd. is engaged in the real estate sales business (mainly single-family detached homes), the renovation of existing homes, and the real estate agency business.

ADORES, Inc. is engaged in real estate leasing.

<Amusement business>

BREAK Company, Limited is engaged in the sales of prizes for use in amusement devices and the operation of amusement stores.

ADORES, Inc. is engaged in the operation of amusement facilities.

<Overseas business>

Neoline Credit Co., Ltd. handles unsecured loans and loans on deeds through real estate-backed loans for consumers in the South Korean consumer finance market.

Chinae Savings Bank Co., Ltd. is engaged in the savings banking business in South Korea.

<Other businesses>

J Trust System Co., Ltd. is engaged in the computer operations and management business, consigned software development, and operations instruction business.

ADORES, Inc. is engaged in the design and construction business.

AAD Co., Ltd. is engaged in the printing business.

NL Value Capital Co., Ltd. is engaged in the investment business.

An organizational diagram of the Group is displayed below.

(J Trust Group)
(Domestic)
(Finance business)
(Consolidated subsidiary)
KC Card Co., Ltd.
・Credit card business
・Credit guarantee business
(Consolidated subsidiary)
NIHON HOSHOU Co., Ltd.
・Finance business for employees
・Finance business for consumers
・Credit sales business
・Credit guarantee business
・Debt purchasing business
(Consolidated subsidiary)
United Partir
・Servicer business
(Consolidated subsidiary)
United Partir K C
・Servicer business
(Consolidated subsidiary)
Partir Servicer Co., Ltd.
・Servicer business
(Consolidated subsidiary)
United Partir One
・Servicer business
(Consolidated subsidiary)
Saikyo Card Co., Ltd.
・Finance business for consumers
・Credit sales business
(Consolidated subsidiary)
CREDIA Co., Ltd.
・Finance business for consumers
・Finance business for employees
・Credit guarantee business
Two other consolidated subsidiaries
(Real estate business)
(Consolidated subsidiary)
Keynote Co., Ltd.
・Real estate business
(Consolidated subsidiary)
ADORES, Inc.
・Real estate business
(Amusement business)
(Consolidated subsidiary)
BREAK Company, Limited
・Amusement prize sales business
・Amusement stores operations business
(Consolidated subsidiary)
ADORES, Inc.
・Amusement facilities operations business
(Other businesses)
(Consolidated subsidiary)
J Trust System Co., Ltd.
・Systems development business
・Computer operations and management business
(Consolidated subsidiary)
ADORES, Inc.
・Design and construction business
(Consolidated subsidiary)
NL Value Capital Co., Ltd.
・Investment business
(Consolidated subsidiary)
AAD Co., Ltd.
・Printing business
One other consolidated subsidiary
(Overseas)
(Overseas business)
(Consolidated subsidiary)
Neoline Credit Co., Ltd.
・Finance business for employees
(Consolidated subsidiary)
Chinae Savings Bank Co., Ltd.
・Savings banking business
(Our company)
J Trust Co., Ltd. ・Holdings business
Small and medium-sized enterprises, private business owners / consumers / financial institutions, etc.
General users / partners
Group companies / partners
Consumers / businesses / depositors

2.	Major business indicators

(1)	Consolidated business indicators

Business Term		32nd	33rd	34th	35th	36th
Closing month and year		March 2008	March 2009	March 2010	March 2011	March 2012
Operating revenue	Millions of yen	3,201	4,946	16,541	16,908	24,508
Ordinary income	Millions of yen	31	296	4,303	4,323	5,486
Net income	Millions of yen	100	306	4,108	3,233	34,500
Comprehensive income	Millions of yen	—	—	—	3,240	34,578
Net assets	Millions of yen	6,562	6,846	11,005	13,961	49,471
Total assets	Millions of yen	12,189	39,811	37,999	37,862	117,546
Net assets per share	JPY	119.13	124.14	185.03	232.39	798.17
Net income per share	JPY	1.83	5.57	69.56	54.30	575.96
Net income per share (fully diluted)	JPY	—	—	69.12	53.85	567.68
Capital adequacy ratio	%	53.8	17.2	28.9	36.7	40.9
Return on equity	%	1.54	4.58	46.14	26.01	111.36
Price earnings ratio	Times	33.39	6.37	1.65	3.73	1.41
Cash flows from operating activities	Millions of yen	15,924	(2,847)	(6,819)	9,234	(16,489)
Cash flows from investing activities	Millions of yen	475	1,997	(34)	(310)	(12,424)
Cash flows from financing activities	Millions of yen	(15,615)	871	10,067	(908)	24,165
Cash and cash equivalents at end of the fiscal year	Millions of yen	2,896	2,918	6,131	14,148	9,410
Number of employees	Number of People	81	217	394	538	1,148

(2)	Business indicators for the filing company

Business Term		32nd	33rd	34th	35th	36th
Closing month and year		March 2008	March 2009	March 2010	March 2011	March 2012
Operating revenue	Millions of yen	2,212	2,451	6,445	3,866	3,090
Ordinary income (loss)	Millions of yen	182	(95)	4,087	2,414	1,219
Net income	Millions of yen	112	272	3,585	1,170	683
Capital	Millions of yen	4,392	4,392	4,470	4,496	4,530
Total number of issued shares	Thousands of shares	27,652	27,652	29,752	30,009	30,225
Net assets	Millions of yen	6,561	6,811	10,442	11,089	11,533
Total assets	Millions of yen	12,180	32,297	25,730	21,080	39,188
Net assets per share	JPY	119.12	123.51	175.64	184.60	189.80
Dividends per share	JPY	1.00	3.00	10.00	10.00	12.00
(of which, interim dividends per share)	JPY	—	—	2.00	4.00	6.00
Net income per share	JPY	2.04	4.96	60.72	19.67	11.40
Net income per share (fully diluted)	JPY	—	—	60.33	19.50	11.24
Capital adequacy ratio	%	53.9	21.1	40.5	52.4	29.2
Return on equity	%	1.72	4.09	41.66	10.92	6.08
Price earnings ratio	Times	29.91	7.16	1.89	10.30	71.21
Dividend payout ratio	%	24.52	30.27	8.23	25.43	52.62
Number of employees	Number of People	79	75	134	37	46

Notes:	1.	Consumption tax is not included in operating revenue.

	2.	Net income per share (fully diluted) is not presented on a consolidated or filing company basis for the fiscal year ended March 31, 2008 as there were no potential shares.

	3.	Net income per share (fully diluted) is not presented on a consolidated or filing company basis for the fiscal year ended March 31, 2009 as there were no potential shares with dilutive effects.

	4.	As a result of the acquisition of shares of K C Card Co., Ltd. and the current value evaluation related to the acquisition of these shares during the fiscal year ended March 31, 2012, a gain on negative goodwill was recorded as an extraordinary gain. For this reason net income, net assets, and total assets increased on a consolidated basis. The succession of the consumer finance business of Takefuji Corporation, a company under rehabilitation, through a demerger (absorption-type) also caused total assets to increase on a consolidated basis during the fiscal year ended March 31, 2012.

	5.	The Company conducted a two-for-one share split following the consolidated and non-consolidated balance sheet date for the fiscal year ended March 31, 2012. In the calculation of net assets per share, net income per share, and net income per share (fully diluted), it has been assumed that this share split was conducted at the beginning of the fiscal years ended March 31, 2008, March 31, 2009, March 31, 2010, March 31, 2011, and March 31, 2012.